FOR IMMEDIATE RELEASE


        FOREST OIL ANNOUNCES ADDITIONAL SAXON INVESTMENT


DENVER, COLORADO - MAY 7, 1997 - Forest Oil Corporation (NASDAQ:FOIL) announced today that pursuant to its Equity Participation Agreement with Saxon Petroleum Inc., Forest has exercised its right to purchase from the treasury of Saxon an additional 2,411,400 common shares of Saxon. Additionally, Forest has converted 1,987,741 non-voting convertible shares to common shares. As a result of the purchase and conversion, Forest now owns approximately 65% of the outstanding shares of Saxon consisting of 48,357,283 common shares and 41,483,033 non-voting convertible shares.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma and Canada. Forest's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol FOIL. Saxon's common stock is traded on the Toronto stock exchange under the symbol SXN.

May 7, 1997